                                                   SEC Registration No. 33-85752

      As filed with the Securities and Exchange Commission on May 9, 1995
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  FORM S-3/A

                        (PRE-EFFECTIVE AMENDMENT NO. 2)
            Registration Statement Under the Securities Act of 1933

                         AMERIQUEST TECHNOLOGIES, INC.
                         -----------------------------
             (Exact name of registrant as specified in its charter)

       Delaware                                  33-0244136
- -------------------------           ---------------------------------------
(State of Incorporation)             (I.R.S.  Employer Identification No.)

  3 Imperial Promenade, Ste. 300, Santa Ana, California 92707, (714) 437-0099
  ---------------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Stephen G.  Holmes, Secretary, AmeriQuest Technologies, Inc.

  3 Imperial Promenade, Ste. 300, Santa Ana, California 92707, (714) 437-0099
  ---------------------------------------------------------------------------
          (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Approximate Date of Commencement of Proposed Sale to the Public: From time-to-time following the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
===============================================================================================
Title of Each Class         Proposed                        Proposed Maximum       Amount of
of Securities             Amount to be    Offering Price        Aggregate         Registration
to be Registered           Registered        Per Unit        Offering Price           Fee
- -----------------------------------------------------------------------------------------------
Common Stock, $0.01
par value                8,611,725/(2)/       $3.00/(1)/   $25,835,175/(1)(2)/   $8,908.68/(2)/
===============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low price of the Registrant's Common Stock as reported by the New York Stock Exchange on October 25, 1994, April 7, 1995 and May 5, 1995.

(2) Reflects the addition of 3,605,939 shares to be covered by this Registration Statement and a corresponding increase in the Registration Fee from $5,178.40 to $8,822.82 to $8,908.68.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================
Exhibit Index is on page 15.                              Page 1 of 69 pages.

PROSPECTUS

                         AMERIQUEST TECHNOLOGIES, INC.

                       9,559,998 Shares of Common Stock

    The 9,559,998 shares of Common Stock, $.01 par value per share (the "Common Stock"), of AmeriQuest Technologies, Inc., a Delaware corporation (the "Company"), offered hereby will be sold by shareholders of the Company (the "Selling Shareholders").

    All of such shares have been issued to, and will be sold by, the Selling Shareholders identified herein under "Selling Shareholders." The Company will not receive any part of the proceeds from the sale of any of these shares.

    On May 5, 1995, the closing price of the Company's Common Stock, as reported on the New York Stock Exchange, was $3.

THE SHARES OFFERED BY THE SELLING SHAREHOLDERS PURSUANT TO THIS PROSPECTUS WHEN ADDED TO THE SHARES SUBJECT TO OTHER REGISTRATION STATEMENTS FOR SALE BY OTHER SELLING SHAREHOLDERS CONSTITUTES 61.1% OF THE TOTAL ISSUED AND OUTSTANDING SHARES OF THE COMPANY. FOR A DISCUSSION OF THIS AND CERTAIN OTHER FACTORS TO CONSIDER BEFORE PURCHASING ANY OF THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS".


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS.   ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.

  Certain of the Selling Shareholders may be deemed to be "affiliates" of the Company, as that term is defined under the Securities Act of 1933, as amended
(the "Securities Act").   The Selling Shareholders acquired the shares offered
hereby in private transactions not registered under the Securities Act. Consequently, in connection with this offering, the Selling Shareholders may be deemed to be "underwriters" of the Company's Common Stock offered hereby, as
that term is defined under the Securities Act.   The Selling Shareholders intend
to sell the shares offered hereby from time-to-time for their own accounts in the open market at the prices prevailing therein or in individually negotiated
transactions at such prices as may be agreed upon.   Although there are no
current arrangements therefore, commissions equal to or in excess of normal brokerage commissions may be paid to brokerage firms in connection with such
sales.   The Selling Shareholders will bear all expenses with respect to the offering of shares except the costs associated with registering shares under the Securities Act and preparing this Prospectus.


                 The date of this Prospectus is May __, 1995.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the
Securities and Exchange Commission (the "SEC").   Reports, proxy statements and
other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional
Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.   Copies
of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549, at the SEC's prescribed
rates.   Such material can also be inspected and copied at the offices of the
New York Stock Exchange, on which the Company's Common Stock is listed.

    The Company has filed with the SEC a registration statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Company Common Stock to be sold
pursuant to this Prospectus.   This Prospectus does not contain all the
information set forth in the Registration Statement, certain portions of which
have been omitted pursuant to the rules and regulations of the SEC.   A copy of
the Registration Statement may be inspected without charge at the principal offices of the SEC in Washington D.C.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.   THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH
OFFER WOULD BE UNLAWFUL.   THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT
IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the SEC are incorporated herein by this reference:

  (1) AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 & 2) dated June 14, 1994, the most recent of which was filed May 9, 1995.

  (2)  AmeriQuest's Annual Report on Form 10-K (including Amendment Nos. 1 thru
       6) for the fiscal year ended June 30, 1994, the most recent of which was filed May 9, 1995.

  (3) AmeriQuest's Current Report on Form 8-K (including Amendment No. 1) dated July 18, 1994, the most recent of which was filed April 6, 1995.

  (4)  AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 thru
       4) dated September 12, 1994, the most recent of which was filed May 9, 1995.

  (5) AmeriQuest's Quarterly Report on Form 10-Q (including Amendment Nos. 1 thru 3) for the three months ended September 30, 1994, the most recent of which was filed May 9, 1995.

  (6)  AmeriQuest's Current Report on Form 8-K (including Amendment Nos. 1 thru
       5) dated November 14, 1994, the most recent of which was filed May 9, 1995.

  (7) AmeriQuest's Quarterly Report on Form 10-Q (including Amendment Nos. 1 thru 3) for the six months ended December 30, 1994, the most recent of which was filed May 9, 1995.

  (8)  AmeriQuest's Registration Statement on Form S-4, SEC File No. 33-57611.

  (9)  AmeriQuest's Proxy Statement dated May __, 1995.

  (10) Robec, Inc.'s Annual Report on Form 10-K (including Amendment No. 1) for the year ended December 31, 1994 (SEC File No. 0-18115), the most recent of which was filed May 10, 1995.

  (11) Kenfil Inc.'s Annual Report on Form 10-K for the year ended June 30, 1993 (SEC File No. 0-19905).

  (12) Kenfil Inc.'s Quarterly Report on Form 10-Q for the three months ended September 30, 1993.

  (13) Kenfil Inc.'s Quarterly Report on Form 10-Q for the six months ended December 31, 1993.

  (14) Kenfil Inc.'s Quarterly Report on Form 10-Q (including amendment No. 1) for the nine months ended March 31, 1994, the most recent of which was filed May 9, 1995.

    In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

    Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such
statement.   Any statement so modified or superseded shall not be deemed, except
as so modified or superseded, to constitute a part of this Prospectus.   Subject
to the foregoing, all information appearing in this Prospectus is qualified in its entirely by the information appearing in the documents incorporated herein by reference.

    The Company will furnish without charge to each person to whom his Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information
incorporated herein by reference.   Request should be addressed to: Corporate
Secretary, AmeriQuest Technologies, Inc., 3 Imperial Promenade, Ste. 300, Santa Ana, California 92707; telephone (714) 437-0099.


                                  RISK FACTORS

    The shares of Common Stock offered hereby involve a substantial degree of risk and only persons who are financially able to sustain the loss of their
total investment should consider purchasing such shares.   Prospective
purchasers should carefully review the entire Prospectus and consider the following risk factors prior to purchasing the shares of Common Stock offered hereby.

RECENT DEVELOPMENTS AND POSSIBLE DEFAULT ON COMPUTER 2000 LOAN. The Company has had a policy of growth, both internal and by acquisition. On June 6, 1994, the Company acquired 51.9% of Kenfil Inc., a distributor of computer software products, and on September 12, 1994 acquired the balance of the outstanding shares of Kenfil Inc. in a merger between the Company's wholly-owned subsidiary, AmeriQuest/Kenfil Inc. and Kenfil Inc. The Company now owns 100% of the resultant company, AmeriQuest/Kenfil Inc. ("Kenfil"). On September 22, 1994, the Company acquired 50.1% of Robec, Inc. ("Robec") from certain principal shareholders of Robec; and it is contemplated that the Company will secure ownership of 100% of Robec in May, 1995, upon the merger of Robec with and into another wholly-owned subsidiary of the Company, to be formed. On November 14, 1994, the Company acquired Ross White Enterprises, Inc., a Florida corporation d/b/a "National Computer Distributors" ("NCD") in a merger between the Company's wholly-owned subsidiary, AmeriQuest/NCD, Inc. and NCD.

     Also on November 14, 1994, the Company executed an Investment Agreement with Computer 2000 AG ("Computer 2000"). Computer 2000 originally agreed to invest approximately $50 million in the Company in exchange for an approximately 51 percent ownership interest in the Company, including shares already owned by Computer 2000 and assuming the consummation of the acquisition of Robec. The investment by Computer 2000 is tiered, with $32 million originally being contingent upon the monthly and cumulative performance of the Company in the first half of calendar 1995 (which at the date of this Prospectus the Company has failed to achieve), approval by the Company's shareholders and certain regulatory approvals. Given the failure of the Company to achieve the performance goals, the Company has no right to compel Computer 2000 to make such investment. If the shareholders of the Company fail to approve the Investment Agreement, the Company may be required by Computer 2000 to either repay the $18 million advanced to date as a secured loan or repay approximately $12 million and issue to Computer 2000 new shares which when added to its current holdings would increase its current ownership to approximately 19.9% of the Company's outstanding Common Stock. See "Recent Losses; Possible Need for Additional Capital," below. Both Robec and NCD are distributors of computer hardware. The combination of the Company (including Kenfil and NCD) and Robec after consummation of that merger is sometimes referred to herein as the "Combined Company."

RECENT LOSSES; POSSIBLE NEED FOR ADDITIONAL CAPITAL. The Company experienced significant net losses for fiscal years 1991 and 1992. Although the Company had net earnings of $236,000 for the year ended June 30, 1993, it had a loss of $7,971,000 for the year ended June 30, 1994, including a write-off of $5.7 million with respect to restructuring and the disposition of assets related to hardware operations. For the six-months ended December 30, 1994, the Company had a net loss of $6,169,000. NCD had a net income for the fiscal year ended March 31, 1994 of $630,115 on revenues of $196,512,724 compared with a net loss of $2,460,624 the year earlier on revenues of $113,306,494. For the six months ended September 30, 1994, NCD had a net income of $994,000 on sales of $117,696,000. Robec experienced a loss of $6,172,000 for the year ended December 31, 1993 and a loss of $6,172,000 for the year ended December 31, 1994. Robec's results of operations have been consolidated with the Company since September 22, 1994, its date of acquisition. The Combined Company is continuing to incur losses as it attempts to restructure its operations, and there can be no assurance that the combined companies will be able to achieve profitability in subsequent periods even though it is cutting costs significantly in an attempt to achieve a profitable level of operations as soon as possible. In fiscal 1994, the Company raised approximately $5,600,000 from the sale of 3,400,000 shares of Common Stock, which shares have been registered for resale on a Registration Statement on Form S-3. On June 30, 1994 it raised another $2,000,000 in a sale of its securities to foreign investors. On October 17, 1994, the Company raised approximately $3,432,000 upon the placement of unsecured, convertible promissory notes which were automatically converted to shares of AmeriQuest Common Stock and warrants to purchase AmeriQuest Common Stock at $2.40 per unit upon the acquisition of NCD. In the event that the Combined Company does not achieve profitability in the near term, the Company may be required to seek additional financing, but the Investment Agreement with Computer 2000 prohibits the issuance of additional shares of the Company's Common Stock without its consent. However, if the Company were to need additional capital and obtain Computer 2000's consent to issue additional shares of the Company's Common Stock, the Company would be obligated to issue an equal number of additional shares to Computer 2000, thus reducing the price per share to be paid by Computer 2000. There can be no assurance that any such financing will be available to the Company if and when required, or on terms acceptable to the Company, or that such additional financing, if available, would not result in substantial dilution of the equity interests of existing stockholders.

STOCK REPURCHASE AGREEMENT. AmeriQuest is party to a Stock Repurchase Agreement dated November 14, 1994 pursuant to which certain former shareholders of NCD have the right at any time and from time-to-time after February 13, 1995 to require AmeriQuest to repurchase up to 661,486 shares of AmeriQuest Common Stock at $3.50 per share for a total potential obligation of $2,315,201. Although no demand has been made of AmeriQuest to date, such a request could be received at any time.

INTEGRATION OF COMPANIES.   In determining to acquire Kenfil, Robec and NCD the
management of the Company evaluated the companies' respective businesses based in part on expectations concerning the future operations of the combined
company.   The evaluations reflected to a material extent the expectation that there would be an increase in the sales of each company's products, as well as the expectation that the combination of the companies would produce other
beneficial effects.   There can be no assurance that these expectations will be
fulfilled.   The Company believes that a key benefit to be realized from the acquisitions will be the integration of the companies' strategies and product
lines.   Certain of the anticipated benefits of the acquisitions may not be achieved unless the respective operations of each company are successfully
integrated in a timely manner.   The difficulties of such integration is
increased by the necessity of maintaining multiple accounting systems and integrating personnel with disparate business backgrounds and corporate
cultures.   Such problems could be further exacerbated in combining Robec's and
NCD's operations with those of the Company because of the geographical diversity of the companies. There can be no assurance that the combined company will be able to integrate effectively the products and services of the Company with the
products and services of Robec and/or NCD.   Nor can there be any assurance
that, even if integrated, the combined company's product and service offerings
will be successful.   If the combined company is not successful in integrating
its product strategies and services or if its integrated products and services fail to achieve market acceptance, the business of the combined company could be adversely affected.

CHANGING METHODS OF SOFTWARE DISTRIBUTION.   The manner in which microcomputer
software products are distributed and sold is changing, and new methods of
distribution may emerge or expand.   Software publishers have sold, and may
intensify their efforts to sell, their products directly to resellers and end-
users, including certain major reseller customers.   From time-to-time certain
publishers have instituted programs for the direct sale of large-order quantities of software to certain major corporate accounts, and these types of
programs may continue to be used by various publishers.   In addition, certain
major publishers have implemented programs for master copy distribution (site
licensing) of software.   These programs generally grant an organization the
right to make any number of copies of software for distribution within the organization provided that the organization pays a fee to the publisher for each
copy made.   Also, publishers may attempt to increase the volume of software
products distributed electronically to end-users' microcomputers.   If these
programs become more common or if other methods of distribution of software become more widely accepted, Kenfil's business and financial results could be materially adversely affected.

NEED FOR PRODUCT DEVELOPMENT; MANUFACTURING.   The Company competes in an
industry which is affected by technological change.   The inability of the
Combined Company to develop or obtain new products which respond to industry
demands could adversely affect its operational and financial performance.   The
Company depends on original equipment manufacturers (''OEMs''), to manufacture various portions of its products, but has no contractual commitments from its suppliers where no single supplier provides the entirety of any product needs. Although the Company performs quality control checks on these components, there can be no assurance that component defects will not occur in the future. The Company has in the past experienced component reliability problems with respect to new components. The Company believes that this problem is typical in the industry and it performs product quality inspection and final testing to prevent, detect and remedy such problems. There can be no assurance that component reliability problems will not have a material adverse effect on the Company's business or the business of the combined company. The Company also purchases components, subassemblies and fabricated parts from independent suppliers. The Company believes that it maintains adequate inventories of parts to cover its short-term requirements and has never experienced difficulties in obtaining inventories of parts to cover its short-term requirements or components. However, the Company does purchase several key components from a limited number of sources. There can be no assurance that, with respect to such components, the loss of key sources would not have a material effect on the Company's business or the business of the Combined Company.

COMPETITION; DOMINANCE OF INDUSTRY LEADERS.   Most of the Company's competitors
have financial, marketing or management resources substantially greater than
those of the Company.   The personal computer industry is dominated by companies
with annual revenues that exceed a billion dollars.   The Company's principal
markets comprised predominantly of personal computer resellers with a moderate
volume of sales.   The Company is facing increasing competition from many
competitors.   The Company believes that the price and performance of its products continue to compare favorably with competitive products.
Nevertheless, there can be no assurance that competitive products will not have a material adverse effect on the Company's business.

COMPETITION; PRODUCTS AND GROSS MARGIN.   The Company competes in an industry
characterized by intense and increasing competition.   Because the products
traditionally resold by the Company have shorter and shorter product life cycles, and are offered by many resellers, the gross margins which can be earned from the sale of such products reduces quickly over shorter periods of time.
In addition, the products are subject to loss in value due to technological
obsolescence.   Accordingly, the Company's primary marketing strategy has been
to develop products with increasing data storage capacities.   There can be no
assurance that the Company's strategies will be able to develop higher capacity products, or maintain adequate gross margins on the sales of such products.

DEPENDENCE UPON KEY PERSONNEL. The Company is dependent upon the marketing and management expertise of certain key personnel. While the Company believes that it could find other qualified persons to assume the responsibilities of these key personnel if they were to leave the Company, the search for successors could take a substantial amount of time, and the disruption to the Company's operations could have a material adverse effect on its business; and the Company does not maintain Key-man insurance policies.

POSSIBLE SALES BY SHAREHOLDERS.   The shares of Common Stock offered hereby
represent approximately 40.8% of the outstanding Common Stock as of the date of this Prospectus. Sale of the shares offered may have the effect of
substantially depressing the market price of the Company's Common Stock.   In
addition, 4,238,639 shares (20.3%) are the subject of separate Registration
Statements on Form S-3.   The Company also issued 833,333 shares (4.0%) of its
Common Stock on June 30, 1994, which under certain conditions could be resold at any time, and are therefore included in the shares covered by this Prospectus. The Company has also agreed to register the shares to be issued to Computer 2000 upon consummation of the transactions contemplated by the Investment Agreement with Computer 2000. The sale of such shares, or the perception that such shares may be sold, may have the effect of substantially depressing the market price of the Company's Common Stock and causing substantial fluctuations in the price of the Company's Common Stock.

VOLATILITY OF STOCK PRICE; TRADING VOLUME.   The price of the Company's Common
Stock has been subject to significant price fluctuations.   There can be no
assurance that the price of the Company's Common Stock will stabilize at any time or at a price equal to or above the offering price of the shares offered
hereby.   In addition, the trading volume for the Company's Common Stock has generally been low. A large increase in share trading volume in a short period of time could cause a significant reduction in share trading prices.


                                  THE COMPANY

    AmeriQuest Technologies, Inc. (the " Company") markets and sells, as a distributor, products for the personal computer market, and is a supplier of hard disk drive subsystems for IBM compatible and other leading personal and
business computers, including Apple, Compaq and others.   Hard disk drives allow
personal computers, which otherwise often lack sufficient data storage capacity, to perform many widely used, sophisticated business applications. The Company also offers disk array, magneto optical, CDROM, floppy disk drives and magnetic tape back-up subsystems having a variety of data storage capacities as well as personal computers, networking, graphics, communications and connectivity and
accessory products.   AmeriQuest currently markets more than 2,000 products to
original equipment manufacturers, value added resellers and dealers throughout the United States and in many foreign countries, including national and regional distributors and large reseller computer chains such as ComputerLand, Intelligent Electronics and InaCom.

    The Company's principal executive offices are currently located at 3 Imperial Promenade, Ste. 300, Santa Ana, California, and its telephone number is
(714) 437-0099.


                                 SHARES COVERED

    The shares covered by this Prospectus have been so included pursuant to contractual registration rights by the holders of such shares.

    The Company has no specific information concerning whether or when any offers or sales of shares covered by this Prospectus will be made, or if made, on what the price, terms or conditions of any such offers or sales will be made. Based on information available to the Company, it is the Company's understanding that the Selling Shareholders propose to offer and sell the shares covered hereby in one or more transactions either (i) by one or more broker-dealers (the "Brokers") as agents for the Selling Shareholders at a price or prices related to the then current market price of the Company's Common Stock, with such commission to be paid by the respective Selling Shareholder to the Brokers as shall be agreed upon by them, or (ii) by the respective Selling Shareholder to the Brokers (for resale by the Brokers as principals) at a price or prices related to the then current market price of the Company's Common Stock, less such discount, if any, as shall be agreed upon by the respective Selling Shareholder
and Brokers, or (iii) by a combination of the methods described above.   The
Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, and will bear the expense of preparation and filing of the Registration Statement (of which this Prospectus is a part) and certain other expense.

    The Selling Shareholders may be considered "underwriters" within the meaning
of the Securities Act.   See "Selling Shareholders" for information concerning
the beneficial ownership of Company securities by such holder.


                                USE OF PROCEEDS

    All of the securities covered by this Prospectus are being offered by the
Selling Shareholders.   As a consequence, the Company will not receive any of
the proceeds of sales of such securities.


                              SELLING SHAREHOLDERS

    An aggregate of 9,559,998 shares of the Company's Common Stock is being offered pursuant to this Prospectus by the persons whose names appear below (the
"Selling Shareholders").   The following table sets forth the name of the
Selling Shareholders, the nature of any position, office or other material relationship between the Selling Shareholders (and any of its directors, officers, partners or affiliates) and the Company, the number of shares of Common Stock beneficially owned by each of them prior to the offering to be made by this Prospectus, the maximum number of shares to be offered hereby for the account of each Selling Shareholder, and the number and percentage of the outstanding shares of Common Stock to be beneficially owned by each Selling Shareholder after completion of this offering, assuming all shares offered hereby are in fact sold.


                                       Shares           Shares         % of Shares       % of Shares
                                    Owned Before      Offered by          Owned             Owned
Name                                 Offering         Prospectus     Before Offering    After Offering/(1)/
- ----                              --------------    -------------    ---------------    -------------------
Irwin A. Bransky                     471,579(2)         471,579             2.3%                     0%
Avril F. Bransky                     328,015(2)         328,015             1.6%                     0%
Peter S. H. Grubstein                452,595(2)         452,595             2.2%                     0%
Douglas R. Shooker                   237,150(2)         237,150             1.1%                     0%
The Learning Company                 345,517(3)         345,517             1.7%                     0%
Airborne Freight                      35,564(3)          35,564             *                        0%
  Corporation
Salcott Holdings Limited             428,200(4)         428,200             2.0%                     0%
                                     305,000(9)         305,000             1.5%
Codell Holdings, Ltd.                300,000(4)         300,000             1.4%                     0%
H.I.G. Securities                    105,133(4)         105,133              .5%                     0%
 Investments, Ltd.                   305,000(9)         305,000             1.5%                     0%
Robert H. Beckett                    900,656(5)         900,656             5.0%                     0%
Robert S. Beckett                    177,703(5)         177,703             *                        0%
Alexander C. Kramer, Jr.              61,058(5)          61,058             *                        0%
G. Wesley McKinney                   263,388(5)         263,388             1.5%                     0%
Computer 2000                        532,000(6)         532,000             3.0%                     0%
Manufacturers Indemnity            1,003,473(7)(9)(11)  925,273             4.79%                    *
  and Insurance Company of
  America
Harold L. Clark                      200,000(7)         200,000             1.0%                     0%
Stephen G. Holmes                     50,000(7)          50,000             *                        0%
Ronald E. Steiner                     26,400(8)          26,400             *                        0%
Norman Siegel                         90,000(9)          90,000             *                        0%
Rosecliff AQS Partners, L.P.         128,000(9)         128,000             *                        0%
Lombard, Odier & Cie.,                42,000(9)          42,000             *                        0%
  Geneva
Jochen Tschunke                      250,000(9)         250,000             1.2%                     0%
Otto Schuemann                       130,000(9)         130,000             *                        0%
Wendover Financial Company           696,000(9)(11)     596,000             3.32%                    *
  L.P.


                                       Shares           Shares         % of Shares       % of Shares
                                    Owned Before      Offered by          Owned             Owned
Name                                 Offering         Prospectus     Before Offering    After Offering/(1)/
- ----                              --------------    -------------    ---------------    -------------------
Lee Capital                          399,560(10)        399,560             1.9%                     0%
Robert Byrne                          33,295(10)         33,295             *                        0%
David Morrocco                        11,100(10)         11,100             *                        0%
CT Capital Trust N.V.                 65,289(10)         65,289             *                        0%
M. Hussain Al Amoudi                  65,289(10)         65,289             *                        0%
Sarah Investments                     27,204(10)         27,204             *                        0%
M. H. Al Ohali                        27,204(10)         27,204             *                        0%
Tamanca Establishment                 13,602(10)         13,602             *                        0%
Balmadena Establishment               13,602(10)         13,602             *                        0%
Capital Trust Ltd.                     5,441(10)          5,441             *                        0%
Gregory A. White                     799,802(10)        799,802             3.8%                     0%
Thomas F. Ross                       266,601(10)        266,601             1.3%                     0%
Dennis Fairchild                      19,431(10)         19,431             *                        0%
Steven Cart                           23,698(10)         23,698             *                        0%
Gerald Jolliff                        11,849(10)         11,849             *                        0%
John Faiman                           11,849(10)         11,849             *                        0%
Kenneth Davis                         69,951(10)         69,951             *                        0%
Asymetrix                             83,000(12)         83,000             *                        0%

- ----------------
*  Denotes less than 1%

  (1) The percentages are based upon 20,907,099 shares of Common Stock issued and outstanding on March 30, 1995.
  (2) Irwin A. Bransky, Peter S. H. Grubstein, Avril Bransky and Douglas Shooker acquired 1,130,000 shares of Common Stock on June 6, 1994 in connection with the Company's acquisition of 51.9% of the outstanding Common Stock of Kenfil Inc. Subsequently, additional shares were acquired upon the forgiveness by Irwin A. Bransky and Peter S. H. Grubstein of Kenfil's subordinated debt obligation to such individuals.
  (3) The Learning Company and Airborne Freight Corporation acquired their shares upon conversion of indebtedness owed them by Kenfil Inc. prior to June 6, 1994.
  (4) The Alana Group, Codell Holdings, Ltd. and H.I.G. Securities Investments, Ltd. acquired their shares pursuant to Regulation S under the Securities Act of 1933, as amended.
  (5) Robert H. Beckett, Robert S. Beckett, Alexander C. Kramer, Jr. and G. Wesley McKinney acquired their shares of Common Stock on September 22, 1994 in connection with the Company's acquisition of 50.1% of the outstanding Common Stock of Robec, Inc.
  (6) Computer 2000 acquired its shares in a private placement from the Company on August 31, 1994.

  (7) Manufacturers Indemnity and Insurance Company of America, Harold L. Clark and Stephen G. Holmes acquired 250,000, 150,000 and 50,000 shares, respectively, on October 14, 1994 pursuant to a resolution of the Board of Directors, and in connection with the services to the Company from Messrs. Marc L. Werner, Clark and Holmes, for which they paid $2.50 per share. Manufacturers Indemnity and Insurance Company of America paid cash for its shares, and Messrs. Clark and Holmes tendered cash equal to the par value and one-year promissory notes for the balance.

  (8) Ronald E. Steiner received his additional shares in consideration of $63,360 advanced by him for the benefit of the Company.

  (9) Reflects shares issued in connection with a private placement of Convertible Promissory Notes on October 17, 1994, automatically converted into shares of the Company's Common Stock upon the acquisition of NCD, i.e. November 14, 1994 at $2.40 per share plus a four-year Warrant for each share issued exercisable at $2.22 per share, of which Manufacturers Indemnity and Insurance Company of America acquired 190,000 shares and Wendover Financial Company acquired 100,000 shares.

  (10) Reflects the shares issued in connection with the acquisition of NCD on November 14, 1994.

  (11) Manufacturers Indemnity and Insurance Company of America and Wendover Financial Company L.P. have shares registered pursuant to other registration statements on Form S-3 for public resale in the amounts of 535,273 shares and 496,000 shares, respectively, which amounts are also included in the above table.

  (12) Asymetrix acquired its shares upon conversion of indebtedness owed to it by Kenfil Inc.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the shares offered hereby pursuant to trades effectuated through the New York Stock Exchange or pursuant to
  individually negotiated sales and underwriting agreements.   Brokerage
  commissions equal to or in excess of normal commissions may be paid by the Selling Shareholders, although the Company is not aware of any such
  arrangements that have been entered into at this time.   The Selling
  Shareholders will be selling the shares offered hereby for their own respective accounts; the Company will not receive any proceeds thereof. The Company and the Selling Shareholder have agreed to indemnify each other for
  certain Securities Act liabilities.   The Selling Shareholders are not acting
  in concert with each other or otherwise coordinating the sale of the shares.

                     MARKET INFORMATION AND RELATED MATTERS

     The Company's Common Stock is currently traded on the New York Stock
  Exchange and is quoted under the symbol "AQS".   The following table sets
  forth the high and low closing bid prices for the Common Stock, as reported by
  the New York Stock Exchange.   The price of the Company's Common Stock has
  been subject to significant price fluctuations.   There can be no assurance
  that the price of the Company's Common Stock will stabilize at any time or at a price equal to or above the offering price of the shares offered hereby.

                               High     Low
                               -----   -----
  Fiscal 1992
    Quarter ended
       September 30, 1991      3 7/8       2
       December 31, 1991       5 1/8   2 7/8
       March 31, 1992          3 3/4   2 3/8
       June 30, 1992               3   1 1/2

  Fiscal 1993
     Quarter ended
       September 30, 1992      2 1/4   1 1/4
       December 31, 1992       3 3/4   1 1/2
       March 31, 1993          3 3/8       2
       June 30, 1993           3 5/8       2

   Fiscal 1994 -
     Quarter ended
       September 30, 1993      3 1/4       2
       December 31, 1993       5 3/4   2 1/2
       March 31, 1994          5 7/8   4 1/8
       June 30, 1994

  Fiscal 1995 -
     Quarter ended
       September 30, 1994      4 1/4   3 1/8
       December 31, 1994       3 3/4   2 7/8
       March 31, 1995

  On May 5, 1995, the closing quotation of the Common Stock, as reported on
  the New York Stock Exchange, was $3 per share.   As of March 30, 1995,
  there were 946 holders of record of the Common Stock.

                                DIVIDEND POLICY

       The Company has never paid cash dividends on its Common Stock.   The
  Board of Directors currently intends to follow a policy of retaining all earnings, if any, to finance the continued growth and development of the Company's business and does not anticipate paying cash dividends in the
  foreseeable future.   Any future determination as to the payment of cash
  dividends will be dependent upon the Company's financial condition and results of operations and other factors deemed relevant by the Board of Directors. Under Delaware law, the Board of Directors may declare and pay dividends only out of the surplus of the Company or the net profits for the fiscal year in
  which such dividend is declared or for the preceding year.   As of December
  30, 1994, the Company had an accumulated deficit, and is therefore prohibited
  by Delaware law from declaring any dividends.   Covenants in the Company's
  existing working capital credit facility also restrict its ability to pay dividends.

                                    EXPERTS

       The financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

       The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from Kenfil Inc.'s Annual Report on Form 10-K for the year ended June 30, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The consolidated balance sheets of Robec as of December 31, 1993 and 1994 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994 have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, with respect thereto, given on the authority of that firm as experts in accounting and auditing.

       The financial statements and schedule of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) as of March 31, 1994 and 1993, and for the two years then ended have been incorporated herein by reference and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants related to such periods incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

       The statements of operations, shareholders' equity, and cash flows of NCD for the three-months ended March 31, 1992, included in this Prospectus/Registration Statement, have been incorporated herein in reliance on the report of Hansen, Barnett & Maxwell, independent accountants, with respect thereto, given on the authority of that firm as experts in accounting and auditing.

       The statements of operations, shareholders' equity, and cash flows for the year in the period ended December 31, 1991 have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, with respect thereto, given on the authority of that firm as experts in accounting and auditing.


                                 LEGAL MATTERS

       Raymond L. Ridge, Esq. has rendered an opinion to the Company (a copy of which has been filed as an exhibit to the registration statement of which this Prospectus is a part), to the effect that the shares of Common Stock offered hereby have been legally issued and are fully paid and nonassessable.


                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

       The Company's Certificate of Incorporation provides the Company shall indemnify its officers and directors to the fullest extent permitted by
  Delaware law.   Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than a derivative suit in the name of the corporation) for any expenses, judgments, fines, amount paid in settlement and other monetary damages actually and reasonably incurred by reason of the fact that such person was an officer, director, employee or agent of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was
  unlawful.   Any indemnification by a Delaware corporation, unless ordered by a court, may be made only after a majority of the disinterested board of directors, independent legal counsel to the corporation or the corporation's shareholders have determined that indemnification is proper under the circumstances because the applicable standard of conduct was fulfilled. Delaware law allows a corporation to limit or eliminate the personal liability of directors to the corporation and its shareholders for monetary damages for breach of a
  director's fiduciary duties as a director.   However, such a limitation does
  not affect the liability of a director for (i) any breach of the director's duty of loyalty to the corporation, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
  (iii) intentional or negligent payments of unlawful dividends or stock redemptions or (iv) any transaction from which the director derived an
  improper personal benefit.   The Company's Certificate of Incorporation makes
  provision for indemnification in terms sufficiently broad to permit indemnification under certain circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act of 1933, as amended (the "Act").

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


  ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The Company anticipates that the expenses incurred or to be incurred by the Company in connection with the preparation and filing of this Registration Statement and the transactions contemplated hereby will be approximately as follows:

Description                                                  Amount
- -----------                                                  ------
   Printing and duplication costs                            $ 2,000
   Registration and "blue sky" filing fees and expenses       12,500
   Transfer agent and registrar costs                          1,000
   Legal fees and expenses                                    25,000
   Accounting fees and expenses                               12,500
   Miscellaneous costs                                         7,000
                                                             -------
   Total                                                     $60,000
                                                             =======

  ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Company's Certificate of Incorporation requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.

       The General Corporation Law of the State of Delaware (the "Delaware GCL") provides in general that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgement, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to
  indemnification of such expenses.   The indemnification described in clauses
  (ii) and (iii) above shall be made only upon order by a court or a determination by (a) a majority of a quorum of disinterested directors, (b) under certain circumstances, independent legal counsel or (c) the stockholders, that indemnification is proper because the applicable standard
  of conduct is met.   Expenses incurred by a director or officer in defending
  an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses related.

       The Company's Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breached of fiduciary duty. The Company may seek directors and officers liability insurance against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16. EXHIBITS

EXHIBIT                                                                                  LOCATION OR
  NO.                         TITLE OF DOCUMENT                     PAGE NO.                FILING
- --------                      ------------------                    ---------        -------------------
   2.01*      Amended and Restated Agreement and Plan of                  7             SEC File 0-18115
                Reorganization dated as of August 11, 1994 by,                         Current Report on
                between and among AmeriQuest, Robec and                                   Form 8-K dated
                certain principal shareholders of Robec                               September 22, 1994
   2.02*      Agreement and Plan of Reorganization dated                 50             SEC File 1-10397
                September 26, 1994 by, between and among                                Annual Report on
                AmeriQuest, Ross White Enterprises, Inc.                                   Form 10-K for
                d/b/a "National Computer Distributors"                                     June 30, 1994
                ("NCD") and the shareholders of NCD
   5.01       Opinion of Raymond L.  Ridge, Esq.                         16              Original Filing
  13.01       AmeriQuest's Annual Report on                              25                  This Filing
                Form 10-K/A (Amendment No. 6) for the
                fiscal year ended June 30, 1994.
  13.02       AmeriQuest's Quarterly Report on Form                      77                  This Filing
                10-Q (Amendment No. 3) for the six-months
                ended December 30, 1994.
  23.01       Consent of Raymond L.  Ridge, Esq.,                        17                  This Filing
                Counsel to Registrant
  23.02       Consent of Arthur Andersen LLP                             18                  This Filing
                Auditors for the Registrant
  23.03       Consent of Deloitte & Touche LLP                           19                  This Filing
                Auditors for Kenfil Inc.
  23.04       Consent of Coopers & Lybrand L.L.P.                        20                  This Filing
                Auditors for Robec, Inc.
  23.05       Consent of KPMG Peat Marwick LLP                           21                  This Filing
                Auditors for Ross White Enterprises, Inc.
                d/b/a National Computer Distributors
  23.06       Consent of Hansen, Barnett & Maxwell                       22                  This Filing
                Auditors for Ross White Enterprises, Inc.
                d/b/a National Computer Distributors
  23.07       Consent of Coopers & Lybrand L.L.P.                        23                  This Filing
                Auditors for Ross White Enterprises, Inc.
                d/b/a National Computer Distributors
  24.01       Powers of Attorney for Messrs.                             66              Original Filing
                Marc L. Werner, Terren S. Peizer
                William T. Walker, Jr. and
                William N. Silvis

- ----------------
  * Incorporated herein by reference to the indicated filing pursuant to Rule 411(c) under the Securities Act of 1933, as amended, and Rule 24 of the Commission's Rules of Practice.

  ITEM 17. UNDERTAKINGS

      (a) The undersigned registrant hereby undertakes:
      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
         (iii) to include any material information with respect of the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that Paragraphs (a)(1)(i) and( a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed
  in the Securities Act of 1933 and is, therefore, unenforceable.   In the event
  that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on the 8th day of May, 1995.

                                         AMERIQUEST TECHNOLOGIES, INC.


                                         By:  /s/ Harold L. Clark
                                              --------------------------------
                                              Harold L.  Clark, President



                     (This Space Intentionally Left Blank)

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

  SIGNATURE                          TITLE                            DATE
  ---------                          -----                            ----
/s/ Harold L. Clark          Co-Chairman of the Board, Chief      May 8, 1995
- --------------------------   Executive Officer and Director
Harold L. Clark              (Principal Executive Officer)



/s/ Gregory A. White         President, Chief Operating           May 8, 1995
- --------------------------   Officer and Director
Gregory A. White             (Principal Executive Officer)


/s/ Stephen G. Holmes        Secretary, Treasurer, Chief          May 8, 1995
- --------------------------   Financial Officer and Director
Stephen G. Holmes            (Principal Financial and
                             Accounting Officer)


/s/ Marc L. Werner           Chairman of the Board                May 8, 1995
- --------------------------
Marc L. Werner**


                             Director                             May _, 1995
- --------------------------
Eric J. Werner**


/s/ Terren S. Peizer         Director                             May 8, 1995
- --------------------------
Terren S. Peizer**


/s/ William T. Walker, Jr.   Director                             May 8, 1995
- --------------------------
William T. Walker, Jr.**


/s/ William N. Silvis        Director                             May 8, 1995
- --------------------------
  William N. Silvis**

                                         Director                May __, 1995
- ---------------------------
Robert H. Beckett**



  /s/ Harold L. Clark                       /s/ Stephen G. Holmes
- ---------------------------                 -----------------------
Harold L.  Clark,*                          Stephen G.  Holmes,**
Attorney-in-Fact                            Attorney-in-Fact

                      REGISTRATION STATEMENT ON FORM S-3
                           Registration No. 33-85752

                         AMERIQUEST TECHNOLOGIES, INC.
                                 EXHIBIT INDEX

     The following is a list of Exhibits filed as part of the Registration
Statement:

EXHIBIT                                                                                  LOCATION OR
  NO.                         TITLE OF DOCUMENT                     PAGE NO.                FILING
- --------                      ------------------                    ---------        -------------------
   2.01*      Amended and Restated Agreement and Plan of                  7             SEC File 0-18115
                Reorganization dated as of August 11, 1994 by,                         Current Report on
                between and among AmeriQuest, Robec and                                   Form 8-K dated
                certain principal shareholders of Robec                               September 22, 1994
   2.02*      Agreement and Plan of Reorganization dated                 50             SEC File 1-10397
                September 26, 1994 by, between and among                                Annual Report on
                AmeriQuest, Ross White Enterprises, Inc.                                   Form 10-K for
                d/b/a "National Computer Distributors"                                     June 30, 1994
                ("NCD") and the shareholders of NCD
   5.01       Opinion of Raymond L. Ridge, Esq.                          16              Original Filing
  13.01       AmeriQuest's Annual Report on                              25                  This Filing
                Form 10-K/A (Amendment No. 6) for the
                fiscal year ended June 30, 1994.
  13.02       AmeriQuest's Quarterly Report on Form                      77                  This Filing
                10-Q (Amendment No. 3) for the six-months
                ended December 30, 1994.
  23.01       Consent of Raymond L.  Ridge, Esq.,                        17                  This Filing
                Counsel to Registrant
  23.02       Consent of Arthur Andersen LLP                             18                  This Filing
                Auditors for the Registrant
  23.03       Consent of Deloitte & Touche LLP                           19                  This Filing
                Auditors for Kenfil Inc.
  23.04       Consent of Coopers & Lybrand L.L.P.                        20                  This Filing
                Auditors for Robec, Inc.
  23.05       Consent of KPMG Peat Marwick LLP                           21                  This Filing
                Auditors for Ross White Enterprises, Inc.
                d/b/a National Computer Distributors
  23.06       Consent of Hansen, Barnett & Maxwell                       22                  This Filing
                Auditors for Ross White Enterprises, Inc.
                d/b/a National Computer Distributors
  23.07       Consent of Coopers & Lybrand L.L.P.                        23                  This Filing
                Auditors for Ross White Enterprises, Inc.
                d/b/a National Computer Distributors
  24.01       Powers of Attorney for Messrs.                             66              Original Filing
                Marc L. Werner, Terren S. Peizer
                William T. Walker, Jr. and
                William N. Silvis

- ----------------
  * Incorporated herein by reference to the indicated filing pursuant to Rule 411(c) under the Securities Act of 1933, as amended, and Rule 24 of the Commission's Rules of Practice.